CO-ADMINISTRATION AGREEMENT

                               _____________, 2005

Credit Suisse Asset Management
  Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

     In accordance with Section 7 of the Co-Administration Agreement, dated November 1, 1999 (the "Agreement"), between Warburg Pincus Trust, the prior name of Credit Suisse Trust (the "Trust"), and Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), the Trust hereby notifies CSAMSI of the Trust's desire to amend Exhibit A of the Agreement to include the Commodity Return Strategy Portfolio (the "Portfolio"), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Portfolio.

     The annual co-administration fee with respect to the Portfolio shall be 0.10% of such Portfolio's average daily net assets.

     Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                  Very truly yours,

                                  CREDIT SUISSE TRUST


                                  By:
                                     --------------------------------
                                     Name:
                                     Title:

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


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    Name:
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